                                                                    EXHIBIT 10.9

                              RETIREMENT AGREEMENT

         This RETIREMENT AGREEMENT (this "Agreement or this "Retirement Agreement") is made and entered into as of the 13th day of February 2000, by and between PERSONNEL GROUP OF AMERICA, INC., a Delaware corporation with its principal place of business in Charlotte, North Carolina, ("the Company"), and EDWARD P. DRUDGE, JR.
("Employee").

                              STATEMENT OF PURPOSE

         Employee has served as an officer, director and employee of the Company. Employee desires to retire and resign from all of his current positions with the Company, and Company has agreed to accept Employee's retirement and resignation, on the terms and conditions set forth below.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the Company and Employee hereby agree as follows:

         1. Date of Termination. Employee hereby retires and resigns from all executive positions and capacities with the Company and/or the Company's subsidiaries, including without limitation as an officer and director of the Company and the Company's subsidiaries, and the Company hereby accepts all such resignations, and all such resignations are deemed to be effective, as of February 13, 2000 (the "Retirement Date"). From the Retirement Date through April 13, 2000 (the "Employment Termination Date"), Employee shall be deemed, for purposes of salary and certain other benefits expressly provided herein, a non-executive employee of the Company, entitled to certain benefits expressly provided herein. Employee hereby resigns his employment with the Company and the Company's subsidiaries in all capacities, effective as of the Employment Termination Date.

         2. Consulting; Term; Duties. For the period beginning as of the Employment Termination Date and continuing through April 13, 2002 (the "Consulting Period"), Employee will act as a consultant and general advisor to the Company and its subsidiaries on all matters pertaining to the business conducted by the Company and to the retention of selected employees and the goodwill and business of the customers and suppliers of the Company and its subsidiaries. Employee will use his best efforts to maintain the goodwill of the customers and suppliers of the Company and its subsidiaries and to provide for a smooth and orderly transition of power and responsibility to Employee's successor as selected by the Company. Employee will be available to perform services hereunder on an as needed basis upon the reasonable request of the Company.

         3. Retirement Payments and Other Benefits. Subject to Employee's full compliance with the terms of this Agreement, including the conditions set forth below, Employee shall be entitled to the following benefits:

                  (a) Salary Continuation. The Company shall continue to pay the current base salary of Employee ($385,000 per year) from the Retirement Date through the end of the Consulting Period. These salary continuation payments shall be payable at times and in accord with the regular payroll practices of the Company with respect to its executive officers. All such payments shall be subject to, and reduced by, any applicable federal and state withholding taxes and other charges for health and other benefits as applicable.

                  (b) Stock Options. All outstanding options to purchase the Company's common stock that have been granted to Employee prior to the Retirement Date and are summarized on Exhibit A attached hereto (collectively, the "Options") shall continue to be outstanding and shall continue to vest and become exercisable in accordance with their respective stated vesting schedules from the Retirement Date throughout the Consulting Period. Employee shall be entitled to exercise such Options, according to the terms thereof, to the extent then vested as of the end of the Consulting Period, at any time prior to the 90th day following the end of the Consulting Period (the "Option Expiration Date"). After the Option Expiration Date, all unexercised Options held by Employee shall expire.

                  (c) SERP Benefit. Effective on the last day of the Consulting Period, Employee shall be entitled to an annual benefit under that certain Supplemental Retirement Plan for Edward P. Drudge, Jr., effective as of January 1, 1999 (the "SERP"), as if Employee's retirement had occurred on the last day of the Consulting Period, which benefit would be $150,000 annually, payable in accordance with the terms of the SERP, for a period of 15 years following the end of the Consulting Period; provided, however, that notwithstanding the terms of the SERP, Employee and the Company agree as follows: (1) in no event will the maximum benefit payable to Employee under the SERP exceed $150,000 per year; (2) in the event Employee becomes entitled to a benefit under the SERP because of, or upon the occurrence of, a Change of Control (as defined in the SERP), the amount of such benefit will be $150,000 per year (irrespective of when such Change of Control occurs); and (3) the term "employment agreement" in subsection
(a) of Section 2.02 of the SERP, which provides that Employee's benefit may be forfeited in the event Employee engages in competition with the Company in violation of his employment agreement, shall be deemed to mean and include this Agreement. The Company and Employee agree that the SERP is hereby amended if, and to the extent, necessary to give effect to this Agreement.

                  (d) Company Property. Employee agrees that, on or prior to April 13, 2000, he will purchase from the Company, at book value as set forth on Exhibit B, attached hereto (or exchange, in the manner set forth in Exhibit B), all Company property set forth on Exhibit B hereto. Employee may continue to use his Company-issued cellular phone for business-related purposes through April 13, 2000, and shall return such phone to the Company immediately after April 13, 2000.

                  (e) Company Car. From the Retirement Date through May 9, 2000, Employee shall be entitled to receive a $1,200 monthly car allowance, which will be payable towards existing lease payments on the Employee's leased Mercedes S500 Sedan. As of May 9, 2000, Employee shall either (i) return such vehicle to the Company for surrender in accordance with the terms of such lease or (ii) purchase such vehicle upon payment by Employee of the residual value and all other fees and expenses required for purchase and payoff under the terms of such lease.

                  (f) Health Care Benefits. From and after the Retirement Date, Employee and his spouse and dependents shall be entitled to continue to be covered by the Company's group health, dental and life insurance provided to the Company's executive employees, at the same coverage level and on the same terms and conditions as in effect on the Retirement Date or as available upon any amendment of such insurance plans applicable to all executive employees of the Company (including without limitation, Employee's payment of his portion of applicable premiums), until the earlier of (i) such time as Employee obtains alternative comparable coverage under another group plan, which coverage does not contain any pre-existing condition exclusions or limitations, or (ii) the end of the Consulting Period. Upon the termination of the benefits coverage under the preceding sentence, Employee and his spouse and dependents shall be entitled to obtain, at Employee's sole cost and expense, continuation coverage under the Company's health insurance plan pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended, and under any other applicable law, to the extent required by such laws, as if Employee had terminated employment with the Company on the date such benefits coverage terminates. Employee agrees to cooperate with the Company in discharging its obligations hereunder and, in that connection, to execute any required forms or applications, and to submit required underwriting information, should they be required by any insurer hereunder.

                  (g) Other Benefits. Except as expressly set forth herein, after the Retirement Date, Employee shall not have the right to participate in or receive any other benefit under any employee benefit plan of the Company, any fringe benefit plan of the Company, or any other plan, policy or arrangement of the Company providing benefits or perquisites to employees of the Company generally or individually. Specifically, without limitation, Employee shall not be entitled to payment of any cash bonus, any payment for accrued but unused vacation time or paid time off or any continuation of Company-paid country club or dining club membership fees or dues, and Employee shall not be allowed to continue to participate in the Company's Employee Stock Purchase Plan; provided, however, that the following benefits will continue from the Retirement Date through, and terminate effective as of, April 13, 2000: the Company will continue payment of Employee's existing Carmel Country Club dues and Tower Club dues (including a pro-rated amount of such dues for April 2000).

         EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE COMPANY'S OBLIGATION TO PROVIDE ALL BENEFITS AND PAYMENTS TO EMPLOYEE PURSUANT TO THIS AGREEMENT IS EXPRESSLY CONDITIONED UPON EMPLOYEE'S COMPLIANCE IN FULL WITH ALL OF EMPLOYEE'S OBLIGATIONS HEREUNDER, AND THAT ANY FAILURE OF EMPLOYEE TO COMPLY IN FULL WITH ALL SUCH OBLIGATIONS WILL CONSTITUTE A MATERIAL BREACH OF THIS AGREEMENT, WILL RELEASE THE COMPANY FROM ANY FURTHER OBLIGATION TO PROVIDE ANY SUCH BENEFITS AND PAYMENTS.

         4. Return of Company Property. All records, files, lists, including computer generated lists, drawings, notes, notebooks, letters, handbooks, blueprints, manuals, sketches, specifications, formulas, financial documents, sales and business plans, customer lists, lists of customer contacts, pricing information, computers, software, cellular phones, credit cards, keys, equipment and similar items relating to the Company's business, together with any other property of the Company or property which the Employee received in the course of Employee's employment with the Company (except as may be purchased by Employee pursuant to Section 3 hereof), shall be returned to the Company immediately after the Retirement Date (or, in the case of Company property with respect to which Employee's usage or benefit has been extended under the terms of Section 3, hereof, immediately upon the termination of such benefit continuation period). Employee further represents that Employee will not copy or cause to be copied, print out or cause to be printed out any software, documents or other materials originating with or belonging to the Company. Employee will cease usage of all Company credit cards as of the Retirement Date, and the Company may deactivate or cancel all such account or access numbers pertaining to any Company credit cards in Employee's possession as of the Retirement Date.

         5. Confidentiality and Nondisparagement. Employee agrees not to make any statement, written or oral (including but not limited to any media source), regarding any of the following subjects without the prior approval of the Board of Directors of the Company: (a) any of the circumstances leading up to or surrounding Employee's retirement or resignation from the Company; or (b) the terms of this Agreement. Furthermore, Employee, for the good and valuable consideration furnished herein, agrees not to disparage, bring into disrepute or make any negative statement concerning the Company or any of its employees, officers or directors or make any other statement that would disrupt, impair or affect adversely the reputation, business interests, or profitability of the Company, or its employees, officers or directors, or place the Company or such individuals in any negative light. Any breach of this Agreement by Employee shall constitute a material breach of this Agreement, and shall permit the Company to cease all payments to Employee hereunder.

         6. Release. As consideration for the payments to be made by the Company to Employee pursuant to Section 3 hereof, Employee agrees for Employee and for Employee's heirs, executors, administrators and assigns, to release and forever discharge the Company and all of its parent and subsidiary corporations, together with each of their respective agents, officers, employees, directors and attorneys, from and to waive any and all rights with respect to all manner of claims, actions, causes of action, suits, judgments, rights, demands, debts, damages, or accountings of whatever nature, legal, equitable or administrative, whether the same are now known or unknown, which Employee ever had, now has or may claim to have, upon or by reason of the occurrence of any matter, cause or thing whatsoever up to the date of this Agreement, including without limitation:
(i) any claim whatsoever (whether under federal or state statutory or common law) arising from or relating to Employee's employment or changes in Employee's employment relationship with the Company, including Employee's retirement, separation, termination or resignation therefrom, (ii) all claims and rights for additional compensation or benefits of whatever nature; (iii) any claim for breach of contract, implied or express, impairment of economic opportunity, intentional or negligent infliction of emotional distress, wage or benefit claim, prima facie tort, defamation, libel, slander, negligent termination, wrongful discharge, or any other tort, whether intentional or negligent; (iv) all claims and rights under Title VII of the Civil Rights Act of

1964, the Civil Rights Acts of 1866, 1871, or 1991, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Americans With Disabilities Act of 1993, the Family and Medical Leave Act, all as amended, or any other federal, state, county or municipal statute or ordinance relating to any condition of employment or employment discrimination; and (v) all claims under any employment agreement between Employee and the Company; provided, however, that this release shall not (i) include any claims relating to the obligations of the Company under this Agreement or (ii) operate to release Employee's ownership of any common stock or, to the extent provided herein, options to acquire common stock of the Company.

         7. Acknowledgement of Waiver of Rights. Employee acknowledges that Employee's waiver of rights and claims under this Agreement includes a waiver of rights and claims under the Federal Age Discrimination in Employment Act of 1967, as amended, and that such waiver and the waiver and release of all other rights and claims contemplated by the release set forth in Section 6 above are made knowingly and voluntarily. Employee acknowledges that he has been given a period of at least twenty-one (21) days to consider the provisions of the release stated above, and to consult with Employee's attorney, accountant, tax advisor, spouse or other persons prior to making a decision to sign this Agreement. Employee further acknowledges that the Company has not pressured or coerced Employee to execute this Agreement prior to the expiration of 21 days from the date it was furnished to Employee and that any decision to execute this Agreement prior to such time has been made freely and voluntarily. Employee certifies that the Company has advised Employee in writing to consult with an attorney regarding the legal consequences of the execution of this Agreement.

         8. Governing Law and Forum Selection. Employee agrees that any claim against the Company or any of its affiliates or their employees arising out of or relating in any way to this Agreement or to Employee's employment with the Company shall be brought exclusively in the Superior Court of Mecklenburg County, North Carolina, or the United States District Court for the Western District of North Carolina, and in no other forum. Employee hereby irrevocably consents to the personal and subject matter jurisdiction of these courts for the purpose of adjudicating any claims subject to this forum selection clause. Employee also agrees that any dispute of any kind arising out of or relating to this Agreement or to Employee's employment (including without limitation any claim released herein by Employee) shall at the Company's sole election or demand be submitted to final, conclusive and binding arbitration before and according to the rules then prevailing of the American Arbitration Association in Mecklenburg County, North Carolina, which election or demand may be made by the Company at any time prior to the last day to answer and/or respond to a summons and/or complaint or counterclaim made by Employee. The results of any such arbitration proceeding shall be final and binding both upon the Company and upon Employee, and shall be subject to judicial confirmation as provided by the Federal Arbitration Act and/or the terms of Chapter 1, Article 45A of the North Carolina General Statutes, which are incorporated herein by reference.

         9. Entire Agreement. This Agreement contains the entire agreement between the Company and Employee and supersedes all prior agreements relating to the subject matter hereof or otherwise, specifically including, without limitation, that certain Employment Agreement dated as of September 29, 1995 (as amended), between the Company and Employee and any stock option agreements relating to the Options between Employee and the Company, all of which are hereby expressly terminated, and may be changed only by a writing signed by the parties hereto. Any and all prior representations, statements and discussions regarding the subject matter of this Retirement Agreement have been merged into and replaced by the terms of this Retirement Agreement.

         10. Further Conditions. The obligations of the Company set forth in this Agreement, including specifically in Section 3 hereof, are conditional upon Employee's execution and full ratification of this Agreement, including the release set forth herein, no later than twenty-one (21) days following the date on which this Agreement is submitted to Employee, as well as upon Employee's failure to revoke the same following the expiration of seven days following such execution. In the event that Employee fails to execute this Agreement within such 21-day period or revokes the execution thereof within seven days following such execution thereof, the Company's obligations hereunder shall be null and void.

         11. Severability. If any of the provisions set forth in this Agreement shall be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein; provided, however, that this provision shall not affect Employee's ability to ratify any provision of this Agreement.

         12. Confidential Information, Non-Solicitation and Non-Competition.

                  (a) From the date hereof through and including February 13, 2004, Employee shall not, except as may be required to perform his duties hereunder or as required by applicable law, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company. "Confidential Information" shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not available to the general public and that was learned by Employee in the course of his employment by the Company, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information, and client and customer lists and all papers, resumes, records (including computer records) and the documents containing such Confidential Information. Employee acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage.

                  (b) From the date hereof through and including February 13, 2004, Employee shall not, directly or indirectly (e.g., as an advisor, principal, agent, partner, officer, director, shareholder, employee, member of any association or otherwise) engage in, work for, consult, provide advice or assistance or otherwise participate in a business that provides commercial staffing, commercial permanent placement, information technology consulting, information technology staffing or information technology permanent placement services in the following geographic areas: (i) each and every city in which the Company (which, for purposes of this Section 12, shall mean and include the Company and its subsidiaries and affiliates) has an office or place of business as of the Retirement Date; (ii) each and every county in which each of the cities described in Section 12(b)(i) above is located; (iii) a 50-mile radius outside the boundary limits of each city described in Section 12(b)(i) above; and (iv) a 50-mile radius outside the boundary limits of each county described in Section 12(b)(ii) above. Employee further agrees that during such period he will not assist or encourage any other person in carrying out any activity that would be prohibited by the foregoing provisions of this Section 12 if such activity were carried out by Employee and, in particular, Employee agrees that he will not induce any employee of the Company to carry out any such activity; provided, however, that the "beneficial ownership" by Employee, either individually or as a member of a "group," as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, of not more than five percent (5%) of the voting stock of any publicly held corporation shall not be a violation of this Agreement. It is further expressly agreed that the Company will or would suffer irreparable injury if Employee were to compete with the Company or any subsidiary or affiliate of the Company in violation of this Agreement and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, and Employee further consents and stipulates to the entry of such injunctive relief in such a court prohibiting Employee from competing with the Company or any subsidiary or affiliate of the Company in violation of this Agreement.

                  (c) From the date hereof through and including February 13, 2004, Employee shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company or any of its subsidiaries or affiliates, to divert their business to any competitor of the Company.

                  (d) Employee recognizes that he will possess confidential information about other employees of the Company relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with customers of the Company. Employee recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company in developing its business and in securing and retaining customers, and was acquired by him because of his business position with the Company. Employee agrees that, from the date hereof through and including February 13, 2004, he will not, directly or indirectly, solicit or recruit any employee of the Company for the purpose of being employed by him or by any competitor of the Company on whose behalf he is acting as an agent, representative or employee and that he will not convey any such confidential information or trade secrets about other employees of the Company to any other person.

                  (e) If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 12 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

                  (f) Employee acknowledges that he has been informed of the time, territory, scope and other essential requirements of the restrictions in this Section 12 in connection with this Agreement, and Employee further acknowledges that he has received sufficient and valuable consideration for his agreement to such restrictions.

         13. Voluntary Agreement. Employee hereby represents that Employee has carefully read and completely understands the provisions of this Agreement and that Employee has entered into this Agreement voluntarily and without any coercion whatsoever, and in order to receive certain benefits not otherwise owed to Employee by the Company. Employee represents that he has been advised of his right to secure counsel to assist in his reviewing this Agreement, that he has retained counsel so to advise him, that he has had sufficient time to review carefully each of the provisions hereto with his counsel, and that his execution hereof is the product of his own free will and volition.

         14. Assistance and Cooperation. Employee agrees to cooperate with and provide assistance to the Company and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation affecting the Company, in which, in the reasonable judgment of the Company's counsel, Employee's assistance or cooperation is needed. Employee shall, when requested by the Company, provide testimony or other assistance and shall travel at the Company's request in order to fulfill this obligation; provided, however, that, in connection with such litigation or investigation, the Company shall attempt to accommodate Employee's schedule, shall provide him with reasonable notice in advance of the times in which his cooperation or assistance is needed, and shall reimburse Employee for any reasonable expenses incurred in connection with such matters. In addition, during the time he is receiving the payments set forth in Section 3 herein, Employee agrees to cooperate fully with the Company on all matters relating to his employment and the conduct of the Company's business. This obligation to cooperate, however, shall not be considered to prohibit or restrict other employment by the Employee, except as is set forth in
Section 12 herein.


                         [Signatures on Following Page]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or caused this Agreement to be duly executed by their authorized representatives as of the day and year first above written.


                                          COMPANY:


[CORPORATE SEAL]                          PERSONNEL GROUP OF AMERICA, INC.

Attest:
                                          By:      /s/ James C. Hunt
                                                   -----------------------------
                                          Position:  President
                                                     ---------------------------


/s/ Ken R. Bramlett, Jr.
------------------------
       Secretary



                                          EMPLOYEE:

                                          /s/ Edward P. Drudge, Jr.       (SEAL)
                                          --------------------------------
WITNESS:                                  Edward P. Drudge, Jr.


/s/ Bettyann Hale
-------------------------

                                    EXHIBIT A
OPTIONEE STATEMENT                              PERSONNEL GROUP OF AMERICA, INC.

                           EXERCISABLE AS OF 3/27/2000


EDWARD P. DRUDGE

6717 WYNFAIRE LANE
CHARLOTTE, NC  28210
SSN ###-##-####


  GRANT     EXPIRATION  PLAN ID       GRANT           OPTIONS        OPTION       OPTIONS     OPTIONS
  DATE         DATE                   TYPE            GRANTED         PRICE     OUTSTANDING    VESTED

9/25/1995    9/25/2005            Non-Qualified       357,144        $7.0000       357,144     357,144 CURRENT
9/26/1996    9/26/2006            Non-Qualified       440,000       $12.4700       440,000     352,000 CURRENT
                                                                                                88,000 ON 9/26/2000

1/2/1997     1/2/2007             Non-Qualified       103,634       $11.5900       103,634     103,634 CURRENT

9/26/1997    9/26/2007            Incentive            23,696       $16.8750        23,696      11,848 CURRENT
                                                                                                 5,924 ON 9/26/2000
                                                                                                 5,924 ON 9/26/2001

9/26/1997    9/26/2007            Non-Qualified        76,304       $16.8750        76,304      38,152 CURRENT
                                                                                                19,076 ON 9/26/2000
                                                                                                19,076 ON 9/26/2001

12/31/1997   12/31/2007           Incentive             6,236       $16.0313         6,236       6,236 CURRENT
12/31/1997   12/31/2007           Non-Qualified        72,680       $16.0313        72,680      72,680 CURRENT

9/28/1998    9/28/2008            Incentive           100,000       $12.2500       100,000      25,000 CURRENT
                                                                                                25,000 ON 9/28/2000
                                                                                                25,000 ON 9/28/2001
                                                                                                25,000 ON 9/28/2002

12/31/1998   12/31/2008           Incentive            17,114       $17.5313        17,114      17,114 CURRENT

9/28/1999    9/28/2009            Incentive            25,000        $5.3100        25,000           0 CURRENT
                                                                                                 6,250 ON 9/28/2000
                                                                                                 6,250 ON 9/28/2001
                                                                                                 6,250 ON 9/28/2002
                                                                                                 6,250 ON 9/28/2003

12/8/1999    12/8/2009            Incentive            25,000        $9.0000        25,000           0 CURRENT
                                                                                                 6,250 ON 12/8/2000
                                                                                                 6,250 ON 12/8/2001
                                                                                                 6,250 ON 12/8/2002
                                                                                                 6,250 ON 12/8/2003
TOTALS                                      1,246,808                            1,246,808     983,808

                                    EXHIBIT B

                                COMPANY PROPERTY


         Property                                      Book Value
         --------                                      ----------
*IBM 600 laptop computer                               $ 3,198.00
*Battery                                               $   216.00
*A/C Adaptor                                           $    65.00
*Docking Station                                       $   868.00
*Mouse and Keyboard                                    $   108.00
*Laser Printer                                         $   659.00
*Monitor                                               $ 1,074.00
*Chair                                                 $   818.00


*Employee and the Company agree that these items may, collectively, be exchanged by Employee in an even exchange with the Company for Employee's existing membership and all related rights in the Charlotte Motor Speedway's Speedway Club.